Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CYCLACEL PHARMACEUTICALS, INC.

It is hereby certified that:

FIRST:	The name of the corporation is Cyclacel Pharmaceuticals, Inc. (the “Corporation”).

SECOND:	Section A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

A.	The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is six hundred five million (605,000,000) shares, each with a par value of $0.001 per share. Six hundred million (600,000,000) shares shall be Common Stock and five million (5,000,000) shares shall be Preferred Stock.

THIRD:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by to be signed by its duly authorized officer this 25th day of April, 2025.

CYCLACEL PHARMACEUTICALS, INC.

By:	/s/ Datuk Dr. Doris Wong Sing Ee
Name:	Datuk Dr. Doris Wong Sing Ee
Title:	Chief Executive Officer